As filed with the Securities and Exchange Commission on February 25, 2021
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
______________________
Cloudflare, Inc.
(Exact name of registrant as specified in its charter)
______________________

Delaware	27-0805829
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
______________________
Cloudflare, Inc.
101 Townsend Street
San Francisco, California 94107
(888) 993-5273
(Address of principal executive offices, including zip code)
______________________
2019 Equity Incentive Plan
Amended and Restated 2019 Employee Stock Purchase Plan
(Full title of the plan)
______________________
Matthew Prince
Chief Executive Officer
Cloudflare, Inc.
101 Townsend Street
San Francisco, California 94107
(888) 993-5273
(Name and address and telephone number, including area code, of agent for service)
______________________
Copies to:

Steven E. Bochner, Esq. Allison B. Spinner, Esq. Bryan D. King, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Douglas J. Kramer, Esq. Chad A. Skinner, Esq. Cloudflare, Inc. 101 Townsend Street San Francisco, California 94107 (888) 993-5273
______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer" "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
______________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.001 par value per share:
—2019 Equity Incentive Plan	15,431,998 (2)	$74.04 (4)	$1,142,585,132	$124,657
—Amended and Restated 2019 Employee Stock Purchase Plan	3,086,399 (3)	$62.94 (5)	$194,257,953	$21,194
TOTAL:	18,518,397		$1,336,843,085	$145,851

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers any additional shares of the Registrant's Class A common stock ("Class A common stock") that become issuable under the Registrant's 2019 Equity Incentive Plan (the "2019 Plan") and the Registrant's Amended and Restated 2019 Employee Stock Purchase Plan (the "2019 ESPP") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of outstanding shares of Class A common stock.
(2)Represents shares of Class A common stock that were automatically added to the shares reserved for issuance under the 2019 Plan on January 1, 2021 pursuant to an “evergreen” provision contained in the 2019 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2019 Plan automatically increases on the first day of each fiscal year beginning with the 2021 fiscal year, in the amount equal to the least of: (i) 29,335,000 shares of Class A common stock, (ii) five percent (5%) of the total number of shares of the Registrant’s Class A common stock and Class B common stock (“Class B common stock”) issued and outstanding on the last day of the immediately preceding fiscal year, and (iii) a lesser number of shares of Class A common stock as determined by the administrator of the 2019 Plan.
(3)Represents shares of Class A common stock that were automatically added to the shares reserved for issuance under the 2019 ESPP on January 1, 2021 pursuant to an “evergreen” provision contained in the 2019 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2019 ESPP automatically increases on the first day of each fiscal year beginning with the 2021 fiscal year, in the amount equal to the least of: (i) 5,870,000 shares of Class A common stock, (ii) one percent (1%) of the outstanding shares of the Registrant's Class A common stock and Class B common stock issued and outstanding on the last day of the immediately preceding fiscal year, or (iii) a lesser number of shares of Class A common stock determined by the administrator of the 2019 ESPP.
(4)Estimated in accordance with Rule 457(h) under the Securities Act ("Rule 457(h)") solely for the purpose of calculating the registration fee on the basis of $74.04 per share, which is the average of the high and low prices of Class A common stock on February 23, 2021, as reported on the New York Stock Exchange.
(5)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $74.04, which is the average of the high and low prices of Class A common stock on February 23, 2021, as reported on the New York Stock Exchange. Pursuant to the 2019 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of Class A common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2019 ESPP).

EXPLANATORY NOTE
Cloudflare, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 ("Registration Statement") with the Securities and Exchange Commission (the “Commission”) to register (i) 15,431,998 additional shares of its Class A common stock under the 2019 Plan, pursuant to the provisions of the 2019 Plan providing for an automatic increase in the number of shares Class A common stock reserved and available for issuance under the 2019 Plan on January 1, 2021 and (ii) 3,086,399 additional shares of its Class A common stock under the 2019 ESPP, pursuant to the provisions of 2019 ESPP providing for an automatic increase in the number of shares of Class A common stock reserved and available for issuance under the 2019 ESPP on January 1, 2021.
These additional shares of Class A common stock are securities of the same class as other securities for which the Registration Statement on Form S-8 (File No. 333-233743) (“Prior Form S-8”) was filed with the Commission on September 13, 2019.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

In accordance with the provisions of Rule 428 under the Securities Act and the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(1) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 25, 2021; and
(2)The description of the Registrant's Class A common stock contained in the Company's Registration Statement on Form 8-A (File No. 001-39039) filed with the Commission on September 10, 2019, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Pursuant to General Instruction E to Form S-8, the contents of the Prior Form S-8 are incorporated herein by reference and made a part hereof.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.
The Registrant's amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant's directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to the Registrant or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant's directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, the Registrant's amended and restated bylaws will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Registrant's directors or officers or is or was serving at the Registrant's request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant's amended and restated bylaws provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Registrant's employees or agents or is or was serving at the Registrant's request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant's amended and restated bylaws will also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, the Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions in the Registrant's amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements that the Registrant has entered into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Registrant's directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant's directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of the Registrant's directors, officers, employees, or other agents or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.
The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Registrant's directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.
Certain of the Registrant's non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant's Board of Directors.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1 (1)	Form of Class A common stock certificate.
4.2 (2)	2019 Equity Incentive Plan and related form agreements.
4.3 (3)	2019 Employee Stock Purchase Plan, as amended, and related form agreements.
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).
24.1*	Power of Attorney (contained on signature page hereto).
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(1)Incorporated by reference to Exhibit 4.1 filed with the Registrant's Registration Statement on Form S-1 (Registration No. 333-233296), filed with the Commission on August 15, 2019.
(2)Incorporated by reference to Exhibit 10.2 filed with the Registrant's Registration Statement on Form S-1/A (Registration No. 333-233296), filed with the Commission on September 3, 2019.
(3)Incorporated by reference to Exhibit 10.3 filed with the Registrant's Annual Report on Form 10-K, filed with the Commission on February 25, 2021.
* Filed herewith.
Item 9. Undertakings.
A.The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement
(2)For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrants annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 25th day of February, 2021.

CLOUDFLARE, INC.

By:	/s/ Matthew Prince
Matthew Prince
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew Prince, Michelle Zatlyn, Thomas Seifert, and Douglas Kramer, and each one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in their name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Prince	Chief Executive Officer and Chair	February 25, 2021
Matthew Prince	(Principal Executive Officer)

/s/ Thomas Seifert	Chief Financial Officer	February 25, 2021
Thomas Seifert	(Principal Financial Officer)

/s/ Paul Underwood	Chief Accounting Officer	February 25, 2021
Paul Underwood	(Principal Accounting Officer)

/s/ Michelle Zatlyn	Director	February 25, 2021
Michelle Zatlyn

/s/ Mark Anderson	Director	February 25, 2021
Mark Anderson

/s/ Maria Eitel	Director	February 25, 2021
Maria Eitel

/s/ Carl Ledbetter	Director	February 25, 2021
Carl Ledbetter

/s/ Stanley Meresman	Director	February 25, 2021
Stanley Meresman

/s/ Scott Sandell	Director	February 25, 2021
Scott Sandell

/s/ Katrin Suder	Director	February 25, 2021
Katrin Suder